Exhibit 99.1

PRESS RELEASE | No. 1441

Editorial Contact:	Kevin Palatnik
EVP & Chief Financial Officer
+1 (408) 764-4110
Kevin.Palatnik@coherent.com

For Immediate Release:

John Ambroseo Announces Retirement as CEO by April 2021 and Enters into a Transition Service Agreement with Coherent, Inc.

Santa Clara, Calif., April 15, 2019 - Coherent, Inc. (Nasdaq: COHR) today announced that the company and President and Chief Executive Officer John Ambroseo have entered into a transition services agreement, pursuant to which Mr. Ambroseo will transition from being Chief Executive Officer no later than April 2021. “Throughout my nearly 17 years as CEO of Coherent, I always try to take the long view on the markets, technologies and the company.  I believe this approach allows us to make better decisions benefitting all stakeholders, but this also requires a trade-off between professional and personal priorities. Having considered this, I want to shift my long-term attention to my family and philanthropic pursuits.   As a result I have worked with my fellow directors on the Board on how to best manage a leadership transition, which I am fully committed to making as smooth as possible. Until a transition occurs I remain fully focused on our customers and the company,” said John Ambroseo, President and CEO.

“On behalf of the Board I would like to acknowledge and thank John for his many contributions and strong leadership of the company to date.  The Board is appreciative of John’s willingness to provide us with up to a two-year runway, which enables us to move forward promptly with a thorough search and provide sufficient overlap to best position John’s successor to build upon our solid foundation to take Coherent to the next level,” said Garry Rogerson, Coherent’s Chairman of the Board.

The Governance and Nominating Committee of the Board of Directors will lead a global search for Mr. Ambroseo’s successor.

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Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company’s website at http://www.coherent.com for product and financial updates.

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